SUBADVISORY AGREEMENT

         Agreement made as of the 1st day of May, 2006, by and between Allianz Life Advisers, LLC, a Minnesota limited liability company ("Manager"), and Pacific Investment Management Company LLC, a Delaware limited liability company ("Subadviser").

         WHEREAS the fund listed in Schedule A (the "Fund") is a series of a Delaware business trust registered as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act").

         WHEREAS Manager has entered into an investment management agreement (the "Management Agreement") with the Fund pursuant to which Manager provides investment advisory services to the Fund.

         WHEREAS Manager and the Fund each desire to retain Subadviser to provide investment advisory services to the Fund, and Subadviser is willing to render such investment advisory services in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.   SUBADVISER'S DUTIES.
          (a) PORTFOLIO MANAGEMENT. Subject to supervision by Manager and the Fund's Board of Trustees (the "Board"), Subadviser shall manage the investment operations and the composition of that portion of assets of the Fund which is allocated to Subadviser from time to time by Manager (which portion may include any or all of the Fund's assets), including the purchase, retention, and disposition thereof, in accordance with the Fund's investment objectives, policies, and restrictions as set forth in the Fund's prospectus and Statement of Additional Information (SAI) (hereinafter referred to as "Investment Guidelines"), and subject to the following understandings:
               (i) INVESTMENT DECISIONS. Subadviser shall determine from time to time the investments and securities to be purchased, retained, or sold with respect to that portion of the Fund allocated to it by Manager, and what portion of such assets will be invested or held uninvested as cash. Subadviser is authorized to enter into agreements and execute documents on behalf of the Fund required to make investments pursuant to the Investment Guidelines, as such may be amended from time to time. Subadviser shall comply with any amendments to the Investment Guidelines within a reasonable time after receipt of notice of such amendments. Subadviser shall be

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                    entitled to rely upon written clarifications, supplements, and modifications of the Investment Guidelines received from Manager and its authorized agents. Subadviser is prohibited from consulting with any other subadviser of the Fund concerning transactions of the Fund in securities or other assets, other than for purposes of complying with the conditions of Rule 12d3-1(a) or (b) under the 1940 Act. Unless Manager or the Fund gives written instructions to the contrary, Subadviser shall vote all proxies with respect to companies whose securities are held in that portion of the Fund allocated to it by Manager, using its best good faith judgment to vote such proxies in the manner that best serves the interests of the Fund's shareholders. Subadviser shall not be responsible for pursuing rights, including class action settlements, relating to the purchase, sale, or holding of securities by the Fund; provided, however, that Subadviser shall provide notice to Manager of any such potential claim and cooperate with Manager in any possible proceeding. Subadviser shall be entitled to rely upon written clarifications, supplements, and modifications to the Investment Guidelines provided by Manager.

                    If the Fund's custodian enters into securities lending transactions on behalf of the Fund, the custodian shall be responsible for ensuring that the securities or other assets in the Fund are available for sale at all times. Manager or the custodian shall be liable for any loss resulting from the sale by Subadviser of a security that is not available in the Fund for settlement as a result of such securities lending transactions.

                    Manager agrees to provide such documents as Subadviser reasonably requests in order to confirm signing authority and undertakes to inform Subadviser of any event that might affect this authority.

               (ii) INVESTMENT LIMITS. In the performance of its duties and obligations under this Agreement, Subadviser shall act in conformity with applicable limits and requirements, as amended from time to time, as set forth in (A) the Investment Guidelines ; (B) the instructions and directions of Manager and of the Board provided to Subadviser within a reasonable time prior to the implementation thereof; (C) requirements of the 1940 Act and the regulations thereunder; Subchapter M of the Internal Revenue Code of 1986, as amended, (the "IRC") and Section 817(h) of the IRC; and all other applicable federal and state laws and regulations; and
                    (D) any policies and procedures of Subadviser communicated to the Fund and/or Manager.

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               (iii) FUTURES AND OPTIONS. Subadviser's investment authority shall include the authority to purchase, sell, and cover open positions, and generally to deal in financial futures contracts and options thereon in accordance with the Investment Guidelines. Manager will (A) open and maintain brokerage accounts for financial futures and options (such accounts hereinafter referred to as "brokerage accounts") on behalf of and in the name of the Fund and (B) execute for and on behalf of the Fund standard customer agreements with a broker or brokers. Subadviser may, using such of the Fund's assets as Subadviser deems necessary or desirable, direct the Fund's custodian to deposit on behalf of the Fund, direct the Fund's custodian to deposit on behalf of the Fund original and maintenance brokerage deposits and otherwise direct payments of cash, cash equivalents, and securities and other property into such brokerage accounts and to such brokers as Subadviser deems desirable or appropriate. Subadviser has delivered to Manager a copy of its Disclosure Document dated March 2006, on file with the Commodity Futures Trading Commission, receipt of which by Manager is hereby acknowledged.

               (iv) PORTFOLIO TRANSACTIONS.

                    (A) TRADING. With respect to the securities and other investments to be purchased or sold for the Fund, Subadviser shall place orders with or through such persons, brokers, dealers, or futures commission merchants (including, but not limited to, broker-dealers that are affiliated with Manager or Subadviser) as may be selected by Subadviser; provided, however, that such orders shall be consistent with the brokerage policy set forth in the Fund's Prospectus and SAI, or approved by the Board; conform with federal securities laws; and be consistent with seeking best execution. Within the framework of this policy, Subadviser may, to the extent permitted by applicable law, consider the research provided by, and the financial responsibility of, brokers, dealers, or futures commission merchants who may effect, or be a party to, any such transaction or other transactions to which Subadviser's other clients may be a party.

                    (B) AGGREGATION OF TRADES. On occasions when Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Fund as well as other clients of Subadviser, Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to
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                    be sold or purchased in order to seek best execution. In
                    such event, Subadviser will make allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, in the manner Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

               (v) RECORDS AND REPORTS. Subadviser (A) shall maintain such books and records as are required based on the services provided by Subadviser pursuant to this Agreement under the 1940 Act and as are necessary for Manager to meet its record keeping obligations generally set forth under Section 31 and related rules thereunder, (B) shall render to the Board such periodic and special reports as the Board or Manager may reasonably request in writing, and (C) shall meet with any persons at the request of Manager or the Board for the purpose of reviewing Subadviser's performance under this Agreement at reasonable times and upon reasonable advance written notice.

               (vi) TRANSACTION REPORTS. On each business day Subadviser shall provide to the Fund's custodian and the Fund's administrator information relating to all transactions concerning the Fund's assets and shall provide Manager with such information upon Manager's request.

               (vii) CUSTODY AND CUSTODIAN BANK. It is understood and agreed that Subadviser shall not act as custodian of the Fund's assets. Manager shall instruct the Fund's custodian to (a) advise Subadviser periodically concerning the amount of cash or cash equivalents available for investment in the Fund;
                    (b) carry out all investment transactions as may be directed, in writing, by Subadviser, and (c) confirm all completed transactions, in writing, to Subadviser.

     (b) COMPLIANCE PROGRAM AND ONGOING CERTIFICATION(S). As reasonably requested, Subadviser shall timely provide to Manager (i) information and commentary for the Fund's annual and semi-annual reports, in a format approved by Manager, and shall (A) certify that such information and commentary discuss the factors that materially affected the performance of the portion of the Fund allocated to Subadviser under this Agreement, including the relevant market conditions and the investment techniques and strategies used, and do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the information and commentary not misleading, and (B) provide additional certifications related to Subadviser's management of the Fund in order to support the

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          Fund's filings on Form N-CSR and Form N-Q, and the Fund's Principal
          Executive Officer's and Principal Financial Officer's certifications under Rule 30a-2 under the 1940 Act, thereon; (ii) a quarterly sub-certification with respect to compliance matters related to Subadviser and the Subadviser's management of the Fund, in a format reasonably requested by Manager, as it may be amended from time to time; (iii) an annual sub-certification with respect to matters relating to the Fund's compliance program under Rule 38a-1, and (iv) an annual certification from the Subadviser's Chief Compliance Officer, appointed under Rule 206(4)-7 under the Investment Advisers Act of 1940 (the "Advisers Act"), or his or her designee, with respect to the design and operation of Subadviser's compliance program, in a format reasonably requested by Manager.

     (c) MAINTENANCE OF RECORDS. Subadviser shall timely furnish to Manager all information relating to Subadviser's services hereunder which are needed by Manager to maintain the books and records of the Fund required under the 1940 Act. Subadviser shall maintain for the Fund the records required by paragraphs (b)(5), (b)(6), (b)(7), (b)(9),
          (b)(10) and (f) of Rule 31a-1 under the 1940 Act and any additional records as agreed upon by Subadviser and Manager. Subadviser agrees that all records which it maintains for the Fund are the property of the Fund and Subadviser will surrender promptly to the Fund any of such records upon the Fund's request; provided, however, that Subadviser may retain a copy of such records. Subadviser further agrees to preserve for the periods prescribed under the 1940 Act any such records as are required to be maintained by it pursuant to
          Section 1(a) hereof.

     (d) FIDELITY BOND AND CODE OF ETHICS. Subadviser will provide the Fund with periodic written certifications that, with respect to its activities on behalf of the Fund, Subadviser maintains (i) adequate fidelity bond insurance and (ii) an appropriate Code of Ethics and related reporting procedures.

     (e) CONFIDENTIALITY. Subadviser agrees that it shall exercise the same standard of care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of the Portfolio Information. As used herein "Portfolio Information" means confidential and proprietary information of the Fund or Manager that is received by Subadviser in connection with this Agreement, including information with regard to the portfolio holdings and characteristics of the portion of the Fund allocated to Subadviser that Subadviser manages under the terms of this Agreement. Subadviser will restrict access to the Portfolio Information to those employees of Subadviser who will use it only for the purpose of managing its portion of the Fund. The foregoing shall not prevent Subadviser from disclosing Portfolio Information that is
          (1) publicly known or becomes publicly known through no unauthorized act, (2) rightfully received from a third party without obligation of

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          confidentiality, (3) approved in writing by Manager for disclosure, or
          (4) required to be disclosed pursuant to a requirement of a governmental agency or law so long as Subadviser provides Manager with written notice of such requirement prior to any such disclosure.

2. MANAGER'S DUTIES. Manager shall oversee and review Subadviser's performance of its duties under this Agreement. Manager shall also retain direct portfolio management responsibility with respect to any assets of the Fund that are not allocated by it to the portfolio management of Subadviser as provided in Section 1(a) hereof or to any other subadviser. Manager will periodically provide to Subadviser a list of the affiliates of Manager or the Fund (other than affiliates of Subadviser) to which investment restrictions apply, and will specifically identify in writing (a) all publicly traded companies in which the Fund may not invest, together with ticker symbols for all such companies (Subadviser will assume that any company name not accompanied by a ticker symbol is not a publicly traded company), and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Fund.

3. DOCUMENTS PROVIDED TO SUBADVISER. Manager has delivered or will deliver to Subadviser current copies and supplements thereto of the Fund's Prospectus and SAI, and will promptly deliver to it all future amendments and supplements, if any.

4. COMPENSATION OF SUBADVISER. Subadviser will bear all expenses in connection with the performance of its services under this Agreement, which expenses shall not include brokerage fees or commissions in connection with the effectuation of securities transactions for the Fund. For the services provided and the expenses assumed pursuant to this Agreement, Manager will pay to Subadviser, effective from the date of this Agreement, a fee which shall be accrued daily and paid monthly, on or before the last business day of the next succeeding calendar month, based on the Fund's assets allocated to Subadviser under this Agreement at the annual rates as a percentage of such average daily net assets set forth in the attached Schedule A, which Schedule may be modified from time to time upon mutual written agreement of the parties to reflect changes in annual rates, subject to any approvals required by the 1940 Act. For the purpose of determining fees payable to the Subadviser, the value of the Fund's average daily assets allocated to Subadviser under this Agreement shall be computed at the times and in the manner specified in the Fund's Prospectus or Statement of Additional Information as from time to time in effect. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such partial month bears to the full month in which such effectiveness or termination occurs.

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5.   REPRESENTATIONS OF SUBADVISER. Subadviser represents and warrants as follows:

     (a) Subadviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has appointed a Chief Compliance Officer under Rule 206(4)-7 under the Advisers Act; (iv) has adopted written policies and procedures that are reasonably designed to prevent violations of the Advisers Act from occurring, detect violations that have occurred, and correct promptly any violations that have occurred, and will provide promptly notice of any material violations relating to the Fund to Manager; (v) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency; (vi) has the authority to enter into and perform the services contemplated by this Agreement; and
          (vii) will promptly notify Manager of the occurrence of any event that would disqualify Subadviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or in the event that Subadviser becomes aware that it is the subject of a material administrative proceeding or enforcement action by the SEC or other regulatory authority. Subadviser further agrees to notify Manager promptly of any material fact known to Subadviser concerning Subadviser that is not contained in the Fund's registration statement, or any amendment or supplement thereto, but that is required to be disclosed therein, and of any statement contained therein concerning Subadviser that becomes untrue in any material respect.

     (b) Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Manager with a copy of the code of ethics. Within 60 days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of Subadviser shall certify to Manager that Subadviser has complied with the requirements of Rule 17j-1 during the previous year and that there has been no material violation of Subadviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.

     (c) Subadviser has provided Manager with a copy of its Form ADV Part II, which as of the date of this Agreement is its Form ADV Part II as most recently deemed to be filed with the Securities and Exchange Commission ("SEC"), and promptly will furnish a copy of all material amendments thereto to Manager.

     (d) Subadviser will promptly notify Manager of any material changes in its Controlling Shareholders/Managing Partners or in the key personnel who

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          are either the portfolio manager(s) responsible for the Fund or the
          Subadviser's Chief Executive Officer or President, or if there is otherwise an actual or expected change in control of management of Subadviser.

     (e) Subadviser agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with the Fund or Manager under this Agreement, or any of their respective affiliates in offering, marketing, or other promotional materials without the prior written consent of Manager.

6.   REPRESENTATIONS OF MANAGER. Manager represents and warrants as follows:

     (a) Manager (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement, (iii) has met and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Subadviser of the occurrence of any event that would disqualify Manager from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

     (b) Manager agrees that neither it nor any of its affiliates will in any way refer directly or indirectly to its relationship with Subadviser, or any of its affiliates in offering, marketing, or other promotional materials without the prior written consent of Subadviser, which consent shall not be unreasonably withheld.

     (c) Manager represents and warrants that Fund is a "qualified institutional buyer" (QIB) as defined in Rule 144A under the Securities Act of 1933, as amended, (the "1933 Act") and will promptly notify Subadviser if it ceases to be a QIB.

7.   LIABILITY AND INDEMNIFICATION.

     (a) Subadviser agrees to perform faithfully the services required to be rendered by Subadviser under this Agreement, but nothing herein contained shall make Subadviser or any of its officers, partners, or employees liable for any loss sustained by the Fund or its officers, directors, or shareholders, Manager, or any other person on account of the services which Subadviser may render or fail to render under this Agreement; provided, however, that nothing herein shall protect Subadviser against liability to the Fund or its officers, directors, shareholders, Manager, or any other person to which Subadviser would otherwise be subject, by reason of its willful misfeasance, bad faith, or negligence in the performance of its duties, or

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          by reason of its  reckless  disregard  of its  obligations  and duties
          under  this  Agreement.   Nothing  in  this  Agreement  shall  protect
          Subadviser from any liabilities that it may have under the 1933 Act or the 1940 Act. Subadviser does not warrant that the portion of the assets of the Fund managed by Subadviser will achieve any particular rate of return or that its performance will match that of any benchmark index or other standard or objective. Subadviser shall not be deemed to have breached this Agreement or the Investment Guidelines by reason of fluctuations in the value of the Fund's assets arising from market movements and other events beyond Subadviser's control; provided, however, that the foregoing provision does not limit the Subadviser's duties as set forth under Section 1(a)(ii)(C) to comply with the requirements of the 1940 Act and the regulations thereunder.

     (b) Except as may otherwise be provided by the 1940 Act or any other federal securities law, Subadviser, any of its affiliates, and any of the officers, partners, employees, consultants, or agents thereof shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Fund, Manager, or any affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons thereof (as described in Section 15 of the 1933 Act) (collectively, "Fund and Manager Indemnitees") as a result of any error of judgment or mistake of law by Subadviser with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Subadviser for, and Subadviser shall indemnify and hold harmless the Fund and Manager Indemnitees against, any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Fund and Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Subadviser in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact regarding the Subadviser contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact regarding the Subadviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon written information furnished to Manager or the Fund by the Subadviser Indemnitees (as defined below) for use therein; or (iii) any violation of federal or state statutes or regulations by Subadviser. It is further understood and agreed that Subadviser may rely upon information furnished to it by Manager that it reasonably believes to be accurate and reliable. The federal securities laws impose liabilities in certain circumstances on persons who act in good faith, and therefore nothing

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          herein shall in any way constitute a waiver of limitation of any rights that Manager may have under any securities laws.

     (c) Except as may otherwise be provided by the 1940 Act or any other federal securities law, Manager and the Fund shall not be liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by Subadviser or any of its affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) or controlling persons (as described in Section 15 of the 1933 Act) (collectively, "Subadviser Indemnitees") as a result of any error of judgment or mistake of law by Manager with respect to the Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive, or limit the liability of Manager for, and Manager shall indemnify and hold harmless the Subadviser Indemnitees against any and all losses, claims, damages, liabilities, or litigation (including reasonable legal and other expenses) to which any of the Subadviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law, or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard, or gross negligence of Manager in the performance of any of its duties or obligations hereunder; (ii) any untrue statement of a material fact contained in the Prospectus and SAI, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Fund or the omission to state therein a material fact which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission concerned the Subadviser and was made in reliance upon written information furnished to Manager or the Fund by a Subadviser Indemnitee for use therein, or (iii) any violation of federal or state statutes or regulations by Manager or the Fund. It is further understood and agreed that Manager may rely upon information furnished to it by Subadviser that it reasonably believes to be accurate and reliable.

     (d) After receipt by Manager, the Fund, or Subadviser, their affiliates, or any officer, director, employee, or agent of any of the foregoing, entitled to indemnification as stated in (a) or (b) above ("Indemnified Party") of notice of the commencement of any action, if a claim in respect thereof is to be made against any person obligated to provide indemnification under this section ("Indemnifying Party"), such Indemnified Party shall notify the Indemnifying Party in writing of the commencement thereof as soon as practicable after the summons or other first written notification giving information about the nature of the claim that has been served upon the Indemnified Party; provided that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability under this section, except to the extent that such Indemnifying Party is damaged solely as a result of the failure to give such notice. The Indemnifying

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          Party, upon the request of the Indemnified Party, shall retain counsel satisfactory to the Indemnified Party to represent the Indemnified Party in the proceeding, and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such
          Indemnified   Party  unless  (1)  the   Indemnifying   Party  and  the
          Indemnified Party shall have mutually agreed to the retention of such counsel, or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation by both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

8.   DURATION AND TERMINATION.

     (a) Unless sooner terminated as provided herein, this Agreement shall continue in effect for a period of more than two years from the date written above only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940
          Act) of the Fund. Notwithstanding anything to the contrary, Manager may terminate this Agreement without penalty within five business days of its execution by giving written notice to such effect to Subadviser within such five business day period.

     (b) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940
          Act) of the Fund on 60 days' written notice to Subadviser. This Agreement may also be terminated, without the payment of any penalty, by Manager (i) upon 60 days' written notice to Subadviser; (ii) upon material breach by Subadviser of any representations and warranties set forth in this Agreement, if such breach has not been cured within 20 days after written notice of such breach; or (iii) immediately if, in the reasonable judgment of Manager, Subadviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as the

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

          insolvency of Subadviser or other circumstances that could adversely affect the Fund. Subadviser may terminate this Agreement at any time, without payment of any penalty, (1) upon 60 days' written notice to Manager; (2) upon 30 days' written notice to Manager in the event that Subadviser reasonably determines that it is unable to perform its duties under this Agreement solely by reason of an amendment to the Investment Guidelines; or (3) upon material breach by Manager of any representations and warranties set forth in the Agreement, if such breach has not been cured within 20 days after written notice of such breach. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

     (c) In the event of termination of the Agreement, those sections of the Agreement which govern conduct of the parties' future interactions with respect to the Subadviser having provided investment management services to the Fund for the duration of the Agreement, including, but not limited to, Sections 1(a)(iv)(A), 1(e), 7, 14, 16, and 17, shall survive such termination of the Agreement.

9. SUBADVISER'S SERVICES ARE NOT EXCLUSIVE. Nothing in this Agreement shall limit or restrict the right of Subadviser or any of its partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, or limit or restrict Subadviser's right to engage in any other business or to render services of any kind to any other mutual fund, corporation, firm, individual, or association.

10.  REFERENCES TO SUBADVISER.

     (a) The name "PIMCO" is the property of Subadviser for copyright and other purposes. Subadviser agrees that, for so long as Subadviser is the Fund's sole subadviser, the name "PIMCO" may be used in the name of the Fund and that such use of the name "PIMCO" may include use of the name in prospectuses, reports, and sales materials.

     (b) During the term of this Agreement, Manager agrees to furnish to Subadviser at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to sales personnel, shareholders of the Fund or the public, which refer to Subadviser or its clients in any way, prior to use thereof and not to use such material if Subadviser reasonably objects in writing five business days (or such other time as may be mutually agreed upon) after receipt thereof. Sales literature may be furnished to Subadviser hereunder by first-class or overnight mail, electronic or facsimile transmission, or hand delivery. Subadviser's right to object to such materials is limited to the portions of such materials that expressly relate to Subadviser, its services, and its clients.

11. NOTICES. Any notice under this Agreement must be given in writing as provided below or to another address as either party may designate in writing to the other.

                  Subadviser:

                           Chief Legal Officer
                           Pacific Investment Management Company LLC
                           840 Newport Center Drive
                           Newport Beach, California  92660
                           Fax:  949-720-1376

                           with a copy to:

                           Scott Roney, Executive Vice President
                           Pacific Investment Management Company LLC
                           840 Newport Center Drive
                           Newport Beach, California  92660
                           Tel:  949-720-6316
                           Fax:  949-720-0793
                           Email:  Scott.Roney@pimco.com

                  Manager:

                           Jeffrey W. Kletti, President
                           USAllianz Advisers, LLC
                           5701 Golden Hills Drive
                           Minneapolis, MN  55416-1297
                           Fax:  763-765-6597
                           Email:  Jeffrey_Kletti@allianzlife.com

                           with a copy to:

                           H. Bernt von Ohlen, Senior Securities Counsel USAllianz Advisers, LLC 5701 Golden Hills Drive Minneapolis, MN 55416-1297
                           Tel:  763-765-7330
                           Fax:  763-765-6355
                           Email:  Bernt_vonOhlen@allianzlife.com

12. AMENDMENTS. This Agreement may be amended by mutual agreement in writing, subject to approval by the Board and the Fund's shareholders to the extent required by the 1940 Act.

13. ASSIGNMENT. Subadviser shall not make an assignment of this Agreement (as defined in the 1940 Act) without the prior written consent of the Fund and Manager. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers, or employees of Manager or Subadviser except as may be provided to the contrary in the 1940 Act or the rules and regulations thereunder. Subadviser may delegate administrative duties, such as trade processing, related to the performance of its duties under this agreement to its affiliates and may, subject to the provisions of Section 1(e) of this Agreement, share such information as necessary to accomplish these purposes. In the event of any such delegation, (a) Subadviser shall remain liable as if such services were provided directly and (b) no additional fees shall be imposed for such services unless otherwise agreed to by Manager in writing.

14. GOVERNING LAW. This Agreement, and, in the event of termination of the Agreement, those sections that survive such termination of the Agreement under Section 8, shall be governed by the laws of the State of Minnesota, without giving effect to the conflicts of laws principles thereof, or any applicable provisions of the 1940 Act. To the extent that the laws of the State of Minnesota, or any of the provision of this Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

15. ENTIRE AGREEMENT. This Agreement and all attachments hereto constitute the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof.

16. SEVERABILITY. Should any part of this Agreement be held invalid by a court of competent jurisdiction, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement and, in the event of termination of the Agreement, those sections that survive such termination of the Agreement under Section 8, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

17. INTERPRETATION. Any questions of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision in the 1940 Act and to interpretation thereof, if any, by the federal courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.

18. HEADINGS. The headings in this Agreement are intended solely as a convenience and are not intended to modify any other provision herein.

19. AUTHORIZATION. Each of the parties represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action by such party and when so executed and delivered, this Agreement will be the valid and binding obligation of such party in accordance with its terms.



IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

USALLIANZ ADVISERS, LLC             PACIFIC INVESTMENT MANAGEMENT COMPANY LLC



By:  /s/ Brian Muench               By:  /s/ Brent L. Holden
Name:  Brian Muench                  Name:  Brent L. Holden
Title:  Vice President               Title:  Managing Director

                                   SCHEDULE A


Compensation pursuant to Section 4 of Subadvisory Agreement shall be calculated at the rate of

                                      0.54%

of the average daily net assets that are subject to the Subadviser's investment discretion in the following fund:

                AZL PIMCO Fundamental IndexPLUS Total Return Fund

Date:  May 1, 2006



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